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                                                                    EXHIBIT 23.2


               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


The Board of Directors
Pinnacle Holdings Inc.

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated April 17, 2001, in the Pre-Effective Amendment No. 2 on Form S-11 to Form S-3 Registration Statement (Form S-11 No. 333-37684) and the related Prospectus of Pinnacle Holdings Inc. for the registration of $200,000,000 of 5.5% Convertible Subordinated Notes due 2007 and 2,551,840 shares of its common stock.

Our audits also included the financial statement schedule of Pinnacle Holdings Inc. listed in Item 36(b). This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ ERNST & YOUNG LLP

June 1, 2001
Tampa, Florida